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EXHIBIT 21

                        Applied Microsystems Corporation

                                  SUBSIDIARIES





Applied Microsystems Corporation, Ltd.,
organized under the laws of England and Wales



Applied Microsystems GmbH,
organized under the laws of the Federal Republic of Germany



Applied Microsystems Japan, Ltd.,
organized under the laws of Japan



Applied Microsystems Foreign Sales Corporation, a Washington Corporation



Applied Microsystems S.A.R.L.,
organized under the laws of France